Exhibit 99.1
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Michael S. Shore
Chief Financial Officer
954-308-4200

SMF ENERGY CORPORATION
REPORTS QUARTERLY EARNINGS
 AND SCHEDULES CONFERENCE CALL

Ft. Lauderdale, FL, May 13, 2011 – SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading energy logistics service company providing efficient, just in time distribution of petroleum products and chemicals, today announced its earnings and results for the three and nine-months ended March 31, 2011.

For the three months ended March 31, 2011, the Company is reporting net income of $289,000, operating income of $556,000, and EBITDA1, a non-GAAP measure, of $1.0 million.  The Company has now reported positive net income for six of the last seven quarters, generating an aggregate of $6.9 million in EBITDA and net income of $1.0 million during those seven quarters.  During that same period, long term debt has been reduced by $1.7 million, or 29%, and shareholders’ equity has increased $1.1 million, or 17%, before considering the $237,000 in stock retired on account of the Company’s stock repurchase program,.

Richard E. Gathright, Chairman, Chief Executive Officer and President, commented:

“We remain focused on improving profitability and yield, and strengthening our balance sheet.  While we have still not seen a rebound from the drop in same customer demand that we saw at the beginning of the economic downturn, our gallons sold during the first nine months of this fiscal year have increased by nearly 1 million gallons, or 2%, over a year ago.  This increase in gallons sold is mostly attributable to new customers.  The bottom line impact to our financial performance is substantially greater than 2%, since the associated fixed costs of delivering these gallons are already being covered.

“Our organic growth opportunities in existing and new markets remain strong and are being bolstered by a capital lease investment of approximately $2.0 million in new specialized fueling trucks which will reduce operating expenses, improve efficiencies and meet new emission standards in California.

1 EBITDA, fixed charges and fixed coverage ratio are non-GAAP measures within the meaning of SEC Regulation G.   See “Non-GAAP Measures and Definitions below.”

“Our balance sheet continues to be strengthened by the simultaneous pay-down of long term debt and contributions to equity from earnings.  At March 31, 2001, we had a balance of $3.3 million remaining on our $5 million bank term loan, having made $750,000 in principal payments during the prior nine months.  Our debt to equity ratio was 1.7 at March 31, 2011 and also at June 30, 2010, and our fixed charge coverage ratio1 was 1.51 for the trailing twelve months ended March 31, 2011, well above the fixed charge ratio of 1.1 required by our bank covenants.

“We continue to actively investigate and evaluate merger and acquisition growth opportunities.   Notwithstanding the continued weakness in economic conditions, we are positioned to take advantage of the opportunities for synergies presented by our scalable front and back office system and management structure, which was built for a high level of growth and quick integration.  The access to equity capital at fair value to our existing shareholders, however, is a lynchpin to most acquisition activity and a market price for our common stock that better reflects our financial performance would accelerate and facilitate our acquisition strategy.

“We continue to believe that, in light of our bottom line performance, solid balance sheet and the incongruent weakness in the price of the our common stock, our stock repurchase program remains a worthwhile use of our capital.  By the program, which began earlier this fiscal year, we have already purchased and retired a total of 205,601 shares of common stock for $321,194.  While we are authorized to purchase up to $840,000 of capital stock, our purchases have been constrained by market blackout periods, and limitations imposed by or resulting from SEC regulations, including Securities Exchange Act Rule 10b-18 and Regulation M.  We expect to continue this program so long as the cost of acquiring the shares is improving shareholder value and is a reasonable allocation of our financial resources.”

Highlights of Third Quarter Fiscal Year 2011 vs. Third Quarter Fiscal Year 2010

•
Revenues were $61.7 million in the third quarter of fiscal year 2011 as compared to $49.2 million in the same period of the prior year, an increase of $12.5 million, or 25%.  Price variances in market prices of petroleum products provided $12.7 million of the increase in revenues.  The increase in revenues was partially offset by a decrease of $200,000 due to a 47,000 decrease in gallons sold compared to a year ago.

•
Net income was $289,000 in the third quarter of fiscal year 2011, compared to a net loss of $419,000 in the same period of the prior year.  The $708,000 increase in net income was primarily attributable to an increase of $737,000 in gross profit.

•
EBITDA (a non-GAAP measure) was $1.0 million in the third quarter of fiscal 2011 compared to $398,000 in the same period of the prior year, an increase of $628,000.  The increase was primarily attributed to higher gross profit this fiscal year.

Highlights of Nine Months Ended March 31, 2011 vs. Nine  Months Ended March 31, 2010

•
Revenues were $165.3 million in the nine months ended March 31, 2011, as compared to $139.1 million in the same period of the prior year, an increase of $26.2 million, or 19%, primarily as a result of $23.0 million attributable to higher market prices of petroleum products during the first nine months of fiscal 2011.  The increase in revenues also reflects an increase of approximately 1.0 million gallons sold, which resulted in an increase of approximately $3.2 million in revenues compared to the same period in the prior year, reflecting the expansion of our business into new markets during the second and third quarters of the prior fiscal year.

•
Net income was $537,000 in the nine months ended March 31, 2011, as compared to a net income of $46,000 in the same period in the prior year.  The $491,000 increase was primarily attributable to higher gross profit of approximately $900,000 reflecting the expansion of our business, offset by $378,000 higher SG&A expense.

•
EBITDA was $2.9 million in the nine months ended March 31, 2011, as compared to $2.8 million in the same period of the prior year, an increase of approximately $100,000.  The increase in EBITDA was primarily attributable to the increase of approximately $900,000 in gross profit, offset by higher SG&A expense primarily as a result of last year’s $587,000 recovery of legal expenses and other SG&A expenses.

Selected Income Statement and Financial Data

The following tables present comparative financial data for the periods noted:

All amounts in thousands of dollars, except price per share and net margin per gallon, shares outstanding and gallons sold

	For the Three Months		For the Nine Months
	Ended March 31,		Ended March 31,
	2011	2010	2011	2010

Petroleum product sales and service revenues	$55,521	$43,181	$147,186	$121,764
Petroleum product taxes	6,133	5,971	18,093	17,379
Total revenues	61,654	49,152	165,279	139,143

Cost of petroleum product sales and service	51,386	39,783	135,425	110,888
Petroleum product taxes	6,133	5,971	18,093	17,379
Total cost of sales	57,519	45,754	153,518	128,267

Gross profit	4,135	3,398	11,761	10,876

Selling, general and administrative expenses	3,579	3,555	10,445	10,067

Operating income	556	(157)	1,316	809

Interest expense	(228)	(260)	(683)	(751)
Interest and other income	4	6	16	12

Income before income taxes	332	(411)	649	70

Income tax expense	(43)	(8)	(112)	(24)
Net income	$289	$(419)	$537	$46

Basic and diluted net income per share computation:
Net income per share attributable to
common shareholders:
Basic	$0.03	$(0.05)	$0.06	$0.01
Diluted	$0.03	$(0.05)	$0.06	$0.01

Weighted average common shares outstanding:
Basic	8,491	8,557	8,515	8,455
Diluted	8,627	8,557	8,650	8,693

EBITDA (non-GAAP measure)1	$1,026	$398	$2,908	$2,821

Gallons sold	17,335	17,382	52,272	51,283

Net margin	$4,317	$3,616	$12,389	$11,558

Net margin per gallon2	$0.25	$0.21	$0.24	$0.23

1 Non-GAAP measure.  See “Non-GAAP Measures and Definitions” below.

2 See “Non-GAAP Measures and Definitions” below.

Condensed Consolidated Balance Sheet

All amounts in thousands of dollars
	March 31, 2011	June 30, 2010
ASSETS
Current assets	$24,103	$20,033
Property, plant and equipment, net	7,119	7,226
Other assets, net	2,029	2,319
Total assets	$33,251	$29,578

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$21,856	$18,388
Long-term debt, net and other liabilities	3,969	4,134
Stockholders’ equity	7,426	7,056
Total liabilities and shareholders’ equity	$33,251	$29,578

Highlights of Results for Quarterly Periods ending March 31, 2011 thru June 30, 2009

The following table portrays the financial trends for the Company’s eight most recent quarters:

All amounts in thousands of dollars, except net margin per gallon

	For the Three Months Ended,
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2010	2010	2010	2010	2009	2009	2009

Revenues	$61,654	$52,564	$51,061	$53,704	$49,152	$46,305	$43,686	$39,884
Gross profit	$4,135	$3,788	$3,838	$4,320	$3,398	$3,381	$4,097	$3,539
Selling, general and
administrative	$3,579	$3,374	$3,492	$3,678	$3,555	$2,673	$3,839	$3,401
Operating income (loss)	$556	$414	$346	$642	$(157)	$708	$258	$138
Interest expense and
other income, net	$(224)	$(222)	$(221)	$(215)	$(254)	$(255)	$(230)	$(454)
Non-cash ASC 470-20
(formerly FAS No. 84)
inducement on extinguishment 2	$-	$-	$-	$-	$-	$-	$-	$(1,651)
Gain on extinguishment
of promissory notes	$-	$-	$-	$-	$-	$-	$-	$27
Net income (loss)	$289	$134	$114	$419	$(419)	$445	$20	$(1,948)
Less: Non-cash write-off of
unamortized acquisition costs	$-	$-	$-	$-	$-	$-	$187	$-
Less: Non-cash stock options
repricing costs	$-	$-	$-	$-	$-	$-	$93	$-
Less: Non-cash ASC 470-20
(formerly FAS No. 84)
inducement on extinguishment 1	$-	$-	$-	$-	$-	$-	$-	$1,651
Adjusted net income (loss)
before non-cash, non-recurring
charges 1	$289	$134	$114	$419	$(419)	$445	$300	$(297)

EBITDA 1	$1,026	$929	$953	$1,189	$398	$1,289	$1,134	$876

Net margin	$4,317	$3,969	$4,103	$4,529	$3,616	$3,609	$4,333	$3,795
Net margin per gallon 1	$0.25	$0.23	$0.23	$0.25	$0.21	$0.21	$0.26	$0.23
Gallons sold	17,335	17,025	17,912	18,385	17,382	16,956	16,945	16,709

1 Non-GAAP measure.  See “Non-GAAP Measures and Definitions” below.

2 See “Non-GAAP Measures and Definitions” below.

Non-GAAP Measures and Definitions

EBITDA.  EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities, allowing meaningful analysis of the performance of our core cash operations.  To the extent that gain and the non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment of promissory notes constitutes the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts.  Both stock-based compensation amortization expense and the write-off of unamortized acquisition costs are considered amortization items to be excluded in the EBITDA calculation.

The following table reconciles EBITDA to the Net income (loss), a non-GAAP measure, for the Quarterly periods ending March 31, 2011 thru June 30, 2009:

All amounts in thousands of dollars

	For the Three Months Ended,
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2010	2010	2010	2010	2009	2009	2009

Net income (loss)	$289	$134	$114	$419	$(419)	$445	$20	$(1,948)
Add back:
Interest expense	228	232	223	227	260	261	230	545
Income tax expense	43	58	11	8	8	8	8	8
Depreciation and amortization
expense within:
Cost of sales	182	180	266	208	218	228	236	254
Selling, general and
administrative expenses	274	276	318	316	316	316	320	344
Stock-based compensation expense	10	49	21	11	15	31	133	49
Write-off of unamortized
acquisition costs	-	-	-	-	-	-	187	-
Non-cash ASC 470-20
(formerly FAS No. 84)
inducement on extinguishment	-	-	-	-	-	-	-	1,651
Gain on extinguishment
of promissory notes	-	-	-	-	-	-	-	(27)
EBITDA	$1,026	$929	$953	$1,189	$398	$1,289	$1,134	$876

Adjusted Net Income (Loss).  Adjusted net income (loss) before non-cash, non-recurring charges is a non-GAAP measure that demonstrates the economic performance of the Company before the impact of charges that do not reflect the ongoing performance of its operations, such as the non-cash accounting charge of $1.7 million in the fourth quarter of fiscal 2009 resulting from the Company’s June 2009 recapitalization, non cash stock option repricing costs and the write-off incurred in the first quarter of fiscal 2010 resulting from the application of a new accounting ruling.  We believe that this non-GAAP measure, like EBITDA, is a meaningful representation of the ongoing performance of the operations.

The following table reconciles Adjusted Net Income (loss) before non-cash, non-recurring charges (non-GAAP measure) to the reported Net income (loss) for each of the eight Quarterly periods presented above:

 All amounts in thousands of dollars
	For the Three Months Ended,
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2010	2010	2010	2010	2009	2009	2009

Net income (loss)	$289	$134	$114	$419	$(419)	$445	$20	$(1,948)
Less: Non-cash write-off of
unamortized acquisition costs	$-	$-	$-	$-	$-	$-	$187	$-
Less: Non-cash stock options
repricing costs	$-	$-	$-	$-	$-	$-	$93	$-
Less: Non-cash ASC 470-20
(formerly FAS No. 84)
inducement on extinguishment	$-	$-	$-	$-	$-	$-	$-	$1,651
Adjusted net income (loss)
before non-cash, non-recurring
Charges	$289	$134	$114	$419	$(419)	$445	$300	$(297)

Fixed Charges Coverage Ratio.  Fixed charges and the fixed charges coverage ratio are non-GAAP measures that are used by our principal lender and others to help assess the Company’s ability to satisfy cash payments other than those made for operating activities.  Fixed charges are comprised of repayments of principal on debt, purchases of property and equipment, cash paid for interest and income taxes, payments for dividends and repurchases of stock.  The fixed charge coverage ratio generally measures the extent to which EBITDA exceeds the cash requirements, or fixed charges, of the business.  These measurements are typically made on a trailing twelve month basis.

The following table reconciles Fixed Charges and the Fixed Charges Coverage Ratio (non-GAAP measures) to the Net income for the trailing twelve months ended March 31, 2011:

All amounts in thousands of dollars, except fixed charge coverage ratio

Trailing Twelve Months
Ended March 31, 2011

Net income	$956
Add back:
Interest expense	910
Income tax expense	120
Depreciation and amortization expense within:
Cost of sales	836
Selling, general and administrative expenses	1,184
Stock-based compensation amortization expense	91
EBITDA	$4,097

Less fixed charges:
Principal payments on term loan	1,000
Cash paid for interest	773
Purchases of property and equipment	561
Repurchase of common shares	237
Capital lease payments	78
Cash paid for income tax	51
Payment of preferred stock dividends	13
Total fixed charges	$2,713

Difference (EBITDA less fixed charges)	$1,384

Fixed charge coverage ratio (EBITDA divided by fixed charges)	1.51

Net Margin Per Gallon.  Net margin per gallon is one of the most important measures of our financial performance.  It is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

Non-cash ASC 470-20 Inducement on Extinguishment.  Non-cash ASC 470-20 inducement on extinguishment is a non-cash charge we incurred as a result of the June 29, 2009 Recapitalization.  The Company extinguished a portion of the August 2007 and the September 2008 Notes (“the Notes”) through the issuance of approximate 1.2 million shares and approximate 278,000 shares, respectively, at the negotiated price of $1.71 per share, which was greater than the $1.67 per share closing bid price the day prior to the Recapitalization, but lower than the conversion price applicable to the convertible debt instruments, which resulted in the issuance of more shares in the exchange than would have been issued upon a conversion.  The prevalent interpretation of ASC 470-20 is that an inducement occurs any time when additional shares are issued in the extinguishment of convertible debt regardless of the absence of an economic loss or economic intent of the parties to the transaction.  As a result, irrespective of the economic reality of the transaction, ASC 470-20 required the recording of a non-cash “conversion inducement” charge of $1.7 million, based on the difference between the approximate aggregate 471,000 common shares issuable to the applicable note holder under the original conversion rights that existed upon a conversion and the approximate 1.5 million common shares exchanged at $1.71 cents in the transaction that extinguished all of the Notes.  This non-cash charge is deemed a financing expense to extinguish the Notes.  To the extent that the ASC 470-20 inducement on extinguishment of promissory notes constitutes the recognition of a finance cost, it is considered interest expense for the calculation of EBITDA and other interest expense amounts.

CONFERENCE CALL
Management will host a conference call on Monday, May 16, 2011, at 4:00 p.m. Eastern Time (“ET”) to further discuss the results of the Company’s three and nine months ended March 31, 2011.  Interested parties can listen to the call live on the Internet through the Company’s Web site at www.mobilefueling.com or by dialing 866-383-8003 (domestic) or 617-597-5330 (international), using Pass Code 85297649.  Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The Web cast is also available through Thomson’s investor portals.  Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).  A telephone replay of the conference call will be available from May 16, 2011, at 7:00 p.m. ET until midnight ET on May 23, 2011, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 91915245.  A web archive will be available for 30 days at www.mobilefueling.com.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries.  The Company provides its services and products through 34 locations in the eleven states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future trading prices of the Company’s common stock and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2010.